As filed with the Securities and Exchange Commission on May 14, 1996
                                 Registration No _____________

                  SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                     ______________________________
                               FORM S-8
                        REGISTRATION STATEMENT
                               Under
                       THE SECURITIES ACT OF 1933
                      __________________________
                   STERLING HOUSE CORPORATION
          (Exact name of issuer as specified in its charter)

          Kansas                                     48-1097141
(State or other jurisdiction of                (I.R.S. Employer
 incorporation or organization)            Identification Number)

Suite 500
453 South Webb Road
Wichita, Kansas                                            67207
(Address of Principal Executive Offices)               (Zip Code)
                         _____________________

1995 STOCK OPTION PLAN and 1995 DIRECTOR'S STOCK OPTION AGREEMENTS
                         (Full Title of Plan)
                         ______________________
                          Timothy J. Buchanan
                  Chairman and Chief Executive Officer
                       STERLING HOUSE CORPORATION
                               Suite 500
                          453 South Webb Road
                         Wichita, Kansas  67207
                (Name and Address of Agent for Service)

               Telephone Number, including area code, of
                  agent for service:  (316) 684-8300
                         ______________________
                       Copy of Communications to:
R. Gail Knott                              Michael R. Biggs, Esq.
Chief Financial Officer,                      KLENDA, MITCHELL,
Secretary and Treasurer              AUSTERMAN & ZUERCHER, L.L.C.
STERLING HOUSE CORPORATION                       1600 Epic Center
Suite 500                                   301 North Main Street
453 South Webb Road                       Wichita, KS  67202-4888
Wichita, KS  67207
                         _____________________
                     (Continued on Following Page)

                    CALCULATION OF REGISTRATION FEE

     Approximate date of commencement of proposed sale to public:
From time to time after the Registration Statement becomes effective.

                                    Proposed        Proposed
                                    Maximum          Maximum       Amount
  Title of            Amount        Offering        Aggregate        Of
Securities to          to be        Price Per       Offering     Registration
be Registered    Registered(1)(3)   Share(2)         Price(2)       Fee
Common Stock,
No Par Value        309,000 Shares    $18.44        $5,697,960     $1,964.81

1) Plus such additional number of shares as may hereafter become issuable pursuant to the Plan in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

2) This estimate is made solely for the purpose of determining the amount of the registration fee and is based upon the amount of $18.44 per share, the average high and low sale prices for the Registrant's stock as traded on the American Stock Exchange on May 6, 1996.

3) 237,000 shares issuable under the 1995 Stock Option Plan and 72,000 issuable under the 1995 Directors Stock Option
       Agreements.

                               REOFFER PROSPECTUS
     The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a Prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connec-tion with resales of securities acquired under the Registrant's 1995 Stock Option Plan (the "Plan") by affiliates of the Registrant, as defined in Rule
405 under the Securities Act of 1933, as amended, and resales of securities acquired under certain Directors' Options granted outside of the Plan by certain directors of the Registrant.

                        REOFFER PROSPECTUS

                         309,000 SHARES
                          COMMON STOCK
                         (No Par Value)

                     STERLING HOUSE CORPORATION


     This Reoffer Prospectus ("Prospectus") relates to the offering by STERLING HOUSE CORPORATION (the "Company") and the subsequent resale by employees, officers, directors and affiliates of the Company (collectively "Affiliates") of up to 237,000 shares of the Company's no par value common stock purchasable pursuant to the Company's 1995 Stock Option Plan (the "Plan"), and of up to 72,000 shares of common stock, no par value, issuable upon the exercise of certain Directors' Options granted outside of the Plan. As of April 1, 1996, 32,089 shares were subject to outstanding options under the Plan and 204,911 shares remained available for the granting of options.

     This Prospectus may be used by persons who are affiliates (as that term is defined under the Securities Act of 1933, as amended) of the Company to effect resales of the common stock issuable upon exercise of the above-described options (the "Shares"). See "Selling Stockholders." The Company will receive no part of the proceeds of any such sales. Sales will be made at the then current market prices at the time of sale. Sales may involve the payment of brokers' commissions by Selling Stockholders.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of the time subsequent to the date hereof. The expenses of preparing and filing the Registration Statement of which this Prospectus is a part are being borne by the Company.

          The date of this Prospectus is May 14, 1996.

                      AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports and other information, including proxy materials prepared in accordance with Section 14 of the Exchange Act, filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's common stock is traded on the American Stock Exchange under the symbol "SGH." All reports, proxy and information statements may also be inspected at the offices of the American Stock Exchange, 8620 Trinity Place, New York, NY 10006.

     The Company furnishes annual reports to its shareholders which include audited financial statements. The Company may also furnish quarterly financial statements to shareholders and such other reports as may be authorized, from time to time, by the Board of Directors.

                   INCORPORATION BY REFERENCE
     Certain documents have been incorporated by reference into this Prospectus, either in whole or in part. The Company will provide without charge (I) to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (ii) documents and information required to be delivered to the Company's employees pursuant to Rule 428(b). Requests for such information shall be addressed to the Company,
ATTN: Ms. R. Gail Knott, Chief Financial Officer, Secretary and Treasurer, at Suite 500, 453 South Webb Road, Wichita, KS 67207, telephone (316) 684-8300.

                        TABLE OF CONTENTS

                                                             Page

     Introduction                                              5

     Selling Stockholders                                      5

     Use of Proceeds                                           6

      Method of Sale                                           6

     SEC Position Regarding Indemnification                    7

     Incorporation of Certain Documents by Reference           7

     Legal Matters                                             8

     Experts                                                   8

                          INTRODUCTION

     STERLING HOUSE CORPORATION constructs, owns, operates, manages and franchises Sterling House assisted living residences, providing a wide range of assisted living care and services to the frail elderly. Assisted living care is an emerging segment of the long-term care industry serving the rapidly growing elderly population who may require assistance with the activities of daily living, such as dressing, bathing and eating, or routine skilled nursing services. The Company's operations provide elderly residents with a broad range of cost-effective health care and personal support services on a twenty-four hour basis, enabling them to maintain an independent and dignified lifestyle in a residential home-like setting.

     STERLING HOUSE CORPORATION was co-founded in 1991 by Timothy
J. Buchanan, Chief Executive Officer, and Steven L. Vick, President, and has actively expanded its assisted living operations through the development, operation and selective franchising of Sterling House residences. Sterling House residences are located primarily in small to medium sized communities with populations in excess of 10,000 as well as select affluent suburban areas. The Company is following its plan to construct, develop, manage, and, to a lesser extent, acquire additional assisted living residences in states which the Company believes possess attractive demographic and favorable regulatory environments.

     The Company is a Kansas corporation, with its principal executive office located at Suite 500, 453 South Webb Road,
Wichita, Kansas  67207.

                      SELLING STOCKHOLDERS

     This Prospectus relates to possible sales by directors, officers and employees of the Company of Shares which they may acquire through exercise of options granted under the Company's 1995 Stock Option Plan ("Plan") or through the exercise of options granted to certain directors of the Company outside of the Plan ("Directors' Options"). The names of Affiliates (all of whom are officers or directors) who may be Selling Stockholders from time to time are listed below, along with the number of Shares owned. The number of Shares which may be sold by each such Affiliate from time to time will be updated in supplements to this Prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended.

                                                            Market
                                                           Price on
                     Shares                      Exercise   Date of
                   Beneficially   Options        Price       Grant  Expiration
   Name               Owned       Granted       ($/Share)  ($/Share)   Date
R. Gail Knott         465        8,444* (1)(3)   $   .10    $  11.25    10/26/05
Gary W. Anderson                 3,289* (1)(3)   $   .10    $  11.25    10/26/05
Michael F. Frey                  8,889* (1)(3)   $   .10    $  11.25    10/26/05
A. Kay Cook                      3,200* (1)(3)   $   .10    $  11.25    10/26/05
Marla L. Lopeman                 4,889* (1)(3)   $   .10    $  11.25    10/26/05
Gary L. Nelson                   3,378* (1)(3)   $   .10    $  11.25    10/26/05
Michael F. Bushee               18,000* (2)(3)   $ 11.25    $  11.88    11/20/05
D. Ray Cook, M.D.  630,001      18,000* (2)(3)   $ 11.25    $  11.88    11/20/05
Diana M. Laing                  18,000* (2)(3)   $ 11.25    $  11.88    11/20/05
Ronald L. Mercer    20,000      18,000* (2)(3)   $ 11.25    $  11.88    11/20/05

     * Will represent less than 1% of the total outstanding Common Stock of the Company.

     (1) A one time grant of Non-Qualified Stock Options to purchase 32,089 shares was granted to executive employees and options to purchase 4,911 shares were granted to key employees on October 26, 1995, at an exercise price of $0.10 per share. The options vested immediately and are exercisable in three 20% increments at the end of each six month period commencing at the end of April 1996 and with the remaining 40% balance becoming exercisable on October 26, 1997. These options expire ten years from the date of grant.

     (2) All such options were granted on November 20, 1995, for the num-ber of shares indicated at a price of 100% of the Company's initial offering price. The options are exercisable in three 33.33% increments commencing on November 20, 1996 and on each of the next two anniversaries of the date of grant and expire ten years from the date of grant.

     (3) Sales under this Reoffer Prospectus are limited to the number of Shares issuable under the options.

     The address of each Selling Stockholder is the same as the Company's address. All Shares listed above for sale represent
Shares issuable upon exercise of options granted under the Plan.

                         USE OF PROCEEDS

     The Company will not receive any proceeds upon the sale of the Shares issuable upon the exercise of the stock options.

                         METHOD OF SALE

     The Shares are being sold by the Selling Stockholders for their own accounts. The Shares may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees, or other successors in interest to the Selling Stockholders, in one or more transactions on the American Stock Exchange, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent (which compensation may be less than or in excess of customary commissions).

     There can be no assurance that any of the Selling
Stockholders will sell any or all of the Shares offered by them hereunder.

              SEC POSITION REGARDING INDEMNIFICATION

     The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Kansas general corporation code. Under such provisions, any director or officer, who in his or her capacity as such, is made or threatened to be made, a party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     There are hereby incorporated by reference into this Prospectus the following documents heretofore filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed under Section 13(a) of the Securities Exchange Act of 1934;

     2. The description of Common Stock included in the Company's Registration Statement on Form 8-A as filed with the Commission on or about October 26, 1995; and

     3. The Company's Report on Form 8-K dated March 26, 1996, filed under Section 13 of the Securities Exchange Act of 1934.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicate that all securities offered hereby have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                         LEGAL MATTERS

     The validity of the Shares offered hereby will be passed on for the Company by Klenda, Mitchell, Austerman & Zuercher, L.L.C., 1600 Epic Center, 301 North Main Street, Wichita, Kansas 67202-4888.

                             EXPERTS

     The financial statements of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             PART II.

       Information Required in the Registration Statement


Item 3.     Incorporation of Certain Documents by Reference

            There are hereby incorporated by reference into this Registration Statement the following documents heretofore filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as filed under Section 13(a) of the Securities Exchange Act of 1934;

     2. The Company's Report on Form 8-K dated March 26, 1996, filed under Section 13 of the Securities Exchange Act of 1934; and

     3. The description of Common Stock included in the Company's Registration Statement on Form 8-A as filed with the Commission on or about October 26, 1995.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

     Not Applicable.

Item 5.   Interests in Named Experts and Counsel

     Not Applicable.

Item 6.   Indemnification of Directors and Officers

          The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Kansas general corporation code. Under such provisions, any director or officer, who in his or her capacity as such, is made or threatened to be made, a party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

Item 7.   Exemption from Registration Claimed

	Not Applicable.

Item 8.   Exhibits

          The exhibits to this Registration Statement are listed in the Index to Exhibits on Page 7 of this Registration, which Index is incorporated herein by reference.

Item 9.   Undertakings

          The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Registration Statement to each employee to whom the Registration Statement is sent or given a copy of the Registrant's Annual Report to Shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the Registration Statement that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within one hundred twenty (120) days prior to the use of the Registration Statement, the Annual Report of the Registrant for the preceding fiscal year may be so delivered, but within such one hundred twenty (120) day period the Annual Report for the last fiscal year will be furnished to each such employee.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to
believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas on this 14th day of May, 1996.
                                   STERLING HOUSE CORPORATION
                                  /s/Timothy J. Buchanan
Dated:    May 14, 1996        By _________________________________
                                       Timothy J. Buchanan,
                                       Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Timothy J. Buchanan and Steven L. Vick, or either of them, as attorneys-in-fact to sign on his behalf individually and in each capacity and as stated below, and to file any amendments, including post-effective amendments, to this Registration Statement.

Signature                     Title                      Date

/s/Timothy J. Buchanan
_______________________  Chairman of the Board and      5/14/96
Timothy J. Buchanan       Chief Executive Officer
                       (Principal Executive Officer)

/s/Steven L. Vick
______________________  President and Director          5/14/96
Steven L. Vick

/s/R. Gail Knott
______________________  Chief Financial Officer,        5/14/96
R. Gail Knott           Secretary and Treasurer
                     (Principal Financial Officer)

/s/Michael F. Bushee
______________________        Director                  5/14/96
Michael F. Bushee

/s/D. Ray Cook, M.D.
______________________        Director                  5/14/96
D. Ray Cook, M.D.

/s/Diana M. Laing
______________________        Director                  5/14/96
Diana M. Laing

/s/Ronald L. Mercer
______________________        Director                  5/14/96
 Ronald L. Mercer

                          EXHIBIT INDEX


Exhibit    Description                                 Sequential
Number     of Exhibit                                 Page Number


4.1       Specimen of Stock Certificate, Incorporated
          by Reference from Company's Registration
          Statement on Form S-1 (Commission File No.
          33-96288), Exhibit No. 4.1
4.2       Form of Sterling House Corporation Grant of
          Incentive Stock Options, Incorporated by
          Reference from Company's Registration Statement
          on Form S-1 (Commission File No. 33-96288),
          Exhibit No. 4.2
4.3       Form of Sterling House Corporation Non-Qualified
          Stock Options Agreement, Incorporated by
          Reference from Company's Registration Statement
          on Form S-1 (Commission File No. 33-96288),
          Exhibit No. 4.3
4.4       Schedule of Employees Receiving Stock Options
          Grants, Incorporated by Reference from
          Company's Annual Report on Form 10-K for the
          year ended December 31, 1995, Exhibit No. 4.4
4.5       Form of Sterling House Corporation Director's
          Stock Option Agreement, Incorporated by
          Reference from Company's Annual Report on
          Form 10-K for the year ended December 31, 1995,
          Exhibit No. 4.5
4.6       Schedule of Directors Receiving Stock
          Option Grants, Incorporated by Reference
          from Company's Annual Report on Form 10-K
          for the year ended December 31, 1995, Exhibit
          No. 4.6
5         Opinion and Consent of Klenda, Mitchell,
          Austerman & Zuercher, L.L.C.
23        Consent of Ernst & Young, LLP
24 Power of Attorney (included on the signature page of this registration statement